Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA, CPA (Nevada)	Chartered Accountants and
Certified Public Accountant

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form S-8 for Empyrean Communications, Inc., of our report dated April 15, 2003 relating to the December 31, 2002 financial statements of Empyrean Communications, Inc., which appears in such Form.

Vancouver, Canada	"Amisano Hanson"
February 26, 2004	Chartered Accountants and
Certified Public Accountant (Nevada)